Exhibit 10.19

Eyeblaster, Inc.

NON-COMPETITION AND

NON-DISCLOSURE AND DEVELOPMENTS AGREEMENT

AGREEMENT dated                      between Eyeblaster, Inc., a Delaware corporation (“Company”), with a place of business at 220 Fifth Avenue, 19th Floor, New York, NY 10001, USA, and the employee named on the signature page hereto (“Employee”).

WHEREAS, the Company develops and sells a proprietary rich media ad serving and management system for use by online publishers and advertisers (the “Business”); and:

WHEREAS, the Company has developed certain proprietary information in the course of growing its Business; and”

WHEREAS, Employee acknowledges the proprietary nature of the Company’s information and recognizes that Company would be irreparably damaged if Employee were to disclose or make unauthorized use of any proprietary information; and:

WHEREAS, Employee desires to work for the Company:

NOW, THEREFORE, in consideration of the commencement of Employee’s employment with the Company and the compensation and other benefits Employee will receive as an employee, it is agreed as follows:

1.	Non-competition and Confidential Information:

1.1 Employee understands and agrees that the Company has in the past and will in the future, continue to expend large sums of money, and apply its unique and special “know-how”, and has in the past and will continue in the future, to devote a great effort in building an effective organization by utilization of unique and effective management, sales, service, marketing, finance, and other corporate techniques. Employee further understands and agrees that the Company has gained a unique reputation for its ability to solicit, market, sell, and service high visibility internet publishers, internet websites, internet networks, internet agencies, internet web-commerce, internet marketers and internet corporate accounts and that this reputation is a major factor in bringing about the sales of same and accounts for the continued success of the Company in the complex and evolving Business in which the Company engages.

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1.2 Employee understands, admits, and agrees that he/she will necessarily become privy to relationships with other employees of the Company, the Company’s customers, customer lists, advertisers, advertiser lists, confidential plans and structures, and other confidential information and trade secrets, and that to the extent Employee is directly or indirectly involved in the marketing or sales aspect of the Company’s Business, he will necessarily establish a unique and strong personal and professional relationship with the Company’s customers during the term of this Agreement, and that the aforesaid information and other information obtained as to customers’ and advertisers’ methods of doing business, specifications of customers’ and advertisers’ advertising requirements and capacities, the time, places and other details of when, where, and how to contact and best serve customers and advertisers, customer’s and advertisers’ bias and prejudice as to various services, information as to other employees or third parties who influence decisions, and the extensive and frequent customer and advertiser contact in the personal relationship acquired with customer and advertiser, all constitute legitimate and protectable business interests of the Company, and are now, and even though same may be enhanced by Employee, will continue to be extremely confidential information and thereby exclusive property of the Company. Employee agrees that he will hold in strictest confidence and not use for his own benefit, or the benefit of any third party, any such confidential information.

1.3 Employee acknowledges, admits and agrees that the Company has a legitimate business interest and right in prohibiting Employee from soliciting or enticing customers or advertisers of the Company after termination of Employee’s relationship with the Company, and the restrictions, limitations, and covenants made by Employee herein, specifically within this Section 1, are reasonable and valid and should be strictly enforced and upheld by any court of competent jurisdiction. Thus from the date hereof until eighteen (18) months after the effective date of termination of Employee’s employment with the Company (the “Non-competition Period”), Employee absolutely and unconditionally agrees to refrain from, directly or indirectly, soliciting or enticing the Company’s customers or advertisers so as to induce them to reduce, cease or leave their business or relationship with the Company.

1.4 Employee further understands and agrees that all customers of the Company at the time of the signing of this Agreement and all such customers of the Company during the term of his employment and during the term of this Agreement are the exclusive customers of the Company and not those of Employee.

1.5 Employee therefore agrees that, in consideration of the commencement of Employee’s employment and the compensation Employee is to receive as an employee, the sufficiency of which consideration is hereby acknowledged, during the Non-competition Period, Employee absolutely and unconditionally agrees that he will not directly or indirectly, either for his own account or for the benefit of any person, firm or corporation, engage in any business that is competitive with the Business; i.e. in a business involving the development, solicitation, offering, marketing, sale or service regarding or in connection with rich media ad serving and management system/platform or a like.

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1.6 Employee agrees that during the Non-competition Period, Employee shall not discuss or accept any relationship as a sales or marketing representative, consultant, director, manager, officer, executive, or other employee, or representative with any person, firm or corporation which during the term of this Agreement was or is engaged in business activities which are competitive to the Business, except for any such relationship that would not in any way involve or relate to such activities or businesses.

1.7 During the Non-competition Period, Employee shall not directly or indirectly own or be a shareholder, partner of, or otherwise participate in any company that is engaged in business activities that are competitive to the Business. Notwithstanding, the above, Employee may hold up to a five percent (5%) interest in any such publicly held or traded company and shall have an unlimited right to invest in any mutual fund which is publicly traded or managed by a major financial institution.

1.8 During the Non-competition Period, Employee agrees to refrain from, directly or indirectly, soliciting or enticing the Company’s employees or independent agents so as to induce them to leave their employment or relationship with the Company.

1.9 During the Non-competition Period, Employee shall inform any prospective new employer or associate prior to accepting any employment or any business relationship of the existence of this Agreement or provide such new employer with a copy of this Agreement.

1.10 In the event any covenant made in this Agreement shall be more restrictive than permitted by applicable law, it shall be limited to the extent which is so permitted. Nothing in this Agreement shall be construed as preventing the Company from pursuing any and all other remedies available to it for the breach or threatened breach of covenants made in this Agreement, including recovery of money damages or temporary or permanent injunctive relief. Accordingly, Employee acknowledges that the remedy at law for breach of the provisions of this agreement may be inadequate and that, in addition to any other remedy the Company may have, it shall be entitled to an injunction restraining any breach or threatened breach, without any bond or other security being required and without the necessity of showing actual damages.

2.	Employee Work Product

2.1 During the term of Employee’s employment with the Company, Employee agrees to work exclusively for the Company.

2.2 Employee agrees to disclose in writing promptly to the Company all ideas, inventions, discoveries, improvements, designs, formulae, processes, production methods and technological innovations (“Intellectual Property”), whether or not patentable, which you may conceive or make, alone or with others, during your employment with the Company, whether or not during working hours, and which directly or indirectly

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2.2.1 relate to the Business of the Company; or

2.2.2 are based on or derived from your knowledge of the actual or planned business activities of the Company; or

2.2.3 are aided by the use of materials, facilities or information belonging to the Company.

2.3 Employee agrees to assign to the Company (and to bind his heirs, executors and administrators, to assign) all Intellectual Property covered by Section 2.2 of this Agreement.

2.4 Without further compensation, but at the Company’s expense, Employee agrees to give all testimony and execute all patent applications, rights of priority, assignments and other documents, and in general do all lawful things requested of the Employee by the Company to enable the Company to obtain, maintain and enforce its rights to such Intellectual Property.

2.5 Employee also recognizes that any Intellectual Property of the type covered by Section 2.2 of this Agreement which is conceived or made by the Employee within one year of the termination of his employment with the Company is likely to have been conceived in significant part in the course of his employment with the Company. Accordingly, Employee agrees that any such Intellectual Property shall be presumed to have been conceived in the course of his employment with the Company unless and until Employee establishes the contrary by clear and convincing evidence.

3.	Representations and Warranties by Employee.

Employee represents and warrants to the Company that:

3.1 this agreement is valid and binding upon, and enforceable against, him in accordance with its terms;

3.2 he/she is not bound by or subject to any contractual or other obligation or any law that would be violated by his execution or performance of this agreement; and

3.3 he/she is not the subject of any pending or, to the best of his knowledge, threatened, claim, action, judgment, order, or investigation that could adversely affect his ability to perform his obligations under this agreement.

4. Notices. Any notice or other communication under this agreement shall be in writing and shall be considered given when delivered by hand, when telecopied upon confirmation of receipt, one day after being sent by overnight courier service or four days after being mailed by registered mail, return receipt requested, to the parties at the addresses set forth below (or at such other address as a party may specify by notice to the other in accordance with this provision):

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4.1 If to Employee, at the address of the Employee last provided by the Employee to the Company.

4.2 If to the Company:

      Eyeblaster, Inc.

      220 Fifth Avenue, Floor 19th

      New York, NY 10001, USA

      Attention: Nir Yaron/COO

      niry@eyeblaster.com / info@eyeblaster.com

5.	Miscellaneous.

5.1 This agreement may not be changed or terminated orally.

5.2 Employee may not assign any of his rights or delegate any of his duties under this agreement. The Company may assign any or all of its rights under this agreement to any subsequent owner of the Company’s business, and the assignee shall have the right to enforce this agreement to the same extent as the Company.

5.3 No waiver of any term or condition of this agreement shall be deemed to be a waiver of any subsequent breach of that term or condition or any breach of any other term or condition of this agreement. Any waiver must be in writing.

5.4 This Agreement does not give Employee any rights to employment by the Company and, unless otherwise provided in another writing, executed by an officer of the Company and the Employee, the Employee’s employment at the Company shall be at will by both Employee and the Company.

5.5 If any provision of this agreement would be deemed invalid or unenforceable for any reason, including, without limitation, because of its geographic or business scope or duration, such provision shall be construed in such a way as to make it valid and enforceable to the maximum extent possible. Any invalidity or unenforceability of any provision in this agreement shall not affect or render invalid or unenforceable any other provision of this agreement or any other agreement or instrument.

5.6 This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without regard to the conflict of laws principles thereof. Each of the Parties hereby consents to the exclusive jurisdiction and venue of the courts located in the State of New York, New York County for any dispute arising out of or related to this Agreement.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and Employee has hereunto set his hand as of the date first set forth above.

Eyeblaster, Inc.

By:
Name:
Title:

Employee

By:
Name:

EMPLOYEE ACKNOWLEDGEMENTS:

1. The following is a complete list of inventions relevant to the subject matter of my employment by Eyeblaster, Inc. that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my employment by Eyeblaster, Inc. I desire that such inventions be excepted from the restrictions set forth in this Agreement (check one):

Inventions:

Additional Sheets Attached

No Inventions

2. I propose to bring to my employment the following materials and documents of a former employer (check one):

No materials or documents

Additional Sheets Attached

Inventions:

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